Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650 www.copt.com NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Mary Ellen Fowler
Vice President and Treasurer
443-285-5450
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST

PRICES OFFERING OF 3,250,000 COMMON SHARES

COLUMBIA, MD September 24, 2008 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today the pricing of its public offering of 3,250,000 newly issued common shares at $39.00 per share. The offering was increased in size from the originally contemplated 2,000,000 shares. The Company has granted the underwriters an option to purchase up to an additional 487,500 shares during the next 30 days to cover over-allotments, if any. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $121.0 million or approximately $139.0 million if the underwriters’ over-allotment option is exercised in full. The offering is expected to close on September 29, 2008.

The joint book-running managers for this offering are Raymond James, Banc of America Securities LLC, Citi and J.P. Morgan Securities Inc. Robert W. Baird & Co., RBC Capital Markets and Stifel, Nicolaus & Company, Inc. are acting as senior co-managers. BMO Capital Markets Corp. and Morgan Keegan & Company, Inc. are acting as co-managers.

The Company plans to use the net proceeds from the sale to fund development costs and other investing activities, as well as for general corporate purposes. Initially, the Company will use the funds to repay amounts outstanding under its unsecured revolving credit facility.

Copies of the prospectus supplement relating to these securities may be obtained from Raymond James, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling 800-248-8863; from Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York 10001; from Citi, Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220; and from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, or by calling 718-242-8002.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Company Information

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses on strategic customer relationships and specialized tenant requirements in the U.S. Government, Defense Information Technology and Data sectors. The Company acquires, develops, manages and leases properties which are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in growth corridors. As of June 30, 2008, the Company owned 253 office and data properties totaling 19.1 million rentable square feet, which includes 19 properties totaling 847,000 square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. More information on COPT can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•      the Company’s ability to borrow on  favorable terms;

•      general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•      adverse changes in the real estate markets including, among other things, increased competition with other companies;

•      risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•      risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•      our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•      governmental actions and initiatives; and

•      environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.